 EXHIBIT 99.1

The Healing Company Uplists to the OTCQB Venture Market and Secures New Strategic Investors

•	Uplists from the OTC Pink Market to the OTCQB Venture Market; continues trading under ticker HLCO

•	Secures up to $7M in new funding from strategic partners including billion-dollar investment office of the Burman family (New Delhi) and the Goetz Family Office (Munich)

•	Including previously announced financing, brings total raised and committed equity funding to up to $17M, alongside the $150M credit facility supporting future acquisitions

NEW YORK, NY, July 5, 2023 (Globe Newswire): The Healing Company (OTCQB: HLCO) (“The Healing Company” or the “Company”), today announced that it has successfully uplisted from the OTC Pink Market to the OTCQB Venture Market (“OTCQB”) and will continue trading under the symbol “HLCO”. Additionally, The Healing Company announced it had secured up to $7 million in new investment from strategic partners including the investment office of the Burman family, majority shareholders of one of the largest Indian consumer packaged goods (CPG) companies and the largest Ayurvedic company worldwide with a $12 billion market capitalization, as well as the esteemed German family office of Stephan and Ingvild Goetz (Munich). Including previously announced financing, this brings total raised and committed equity funding to up to $17 million, alongside the $150 million credit facility supporting future acquisitions.

The investment is intended to support the Company’s strategy of building a community of powerful healing brands through the acquisition of companies in the wellness, supplement, and nutraceutical spaces. Trading on the OTCQB Venture Market provides The Healing Company’s current and future investors with greater access to data, home country disclosure, ease of trading, and transparency. With the new funding and successful uplisting, The Healing Company is aiming for a NASDAQ listing within the next 12 months.

“The announcement of the uplisting, alongside the funding from long-term strategic investors experienced in the wellness, supplement, and nutraceutical sectors, is further validation of our business model and will support an acceleration of our accretive buy-and-build strategy. Moreover, we are confident the uplist will allow us to reach a broader investor base, and is an important stepping stone towards our goal of listing on a national exchange in the near-term. These are all exciting milestones for The Healing Company as we continue to acquire and scale health and wellbeing businesses to further our mission of bringing integrated healing to the world,” said Simon Belsham, CEO and Co-Founder of The Healing Company.

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Mr. Belsham further noted: “This announcement comes on the heels of record financial performance during the fiscal third quarter, in which we achieved sequential revenue of $3.2 million, a 34% increase over the second quarter, resulting from our successful track record of acquiring and integrating complementary businesses.Your Super, our first acquisition, demonstrated profitable growth this quarter for the first time in its history. Building on this success, in March we completed the acquisition of the Chopra Global wellbeing experiences businesses which include Chopra’s physical product line, the Chopra meditation & wellbeing app, as well as licensed experiences including the award-winning Chopra Health Retreat at CIVANA Wellness Resort & Spa and the Chopra Mind-Body Zone and Spa at the Lake Nona Performance Club. Importantly, we are already seeing strong performance from the Chopra businesses. Looking ahead, we have a robust pipeline of additional acquisition targets that we believe would be both synergistic and accretive.”

The OTCQB, operated by OTC Markets Group Inc., is the premier marketplace for early-stage and developing U.S. and international companies that are committed to providing a high-quality trading and information experience for their U.S. investors. Companies must be current in their financial reporting to undergo an annual verification and management certification process, including meeting a minimum bid price and other financial conditions. The OTCQB quality standards provide a strong baseline of transparency as well as the technology and regulation to improve the information and trading experience for investors. The OTCQB is recognized by the Securities and Exchange Commission as an established public market providing public information for analysis and value of securities. Investors can find real-time quote and market information for the Company, once listed, at https://www.otcmarkets.com.

About The Healing Company:

The Healing Company Inc. was founded with a bold aim: Bring integrated healing to the world. Compelled by the global healthcare crisis and a deep belief in a different way—one which draws on conventional medicine and ancient wisdom, science and nature—the company looks to democratize access to integrated healing methods, while helping the world evolve how it thinks about health and healthcare. To do so, the company is building a community of powerful healing brands, identifying, acquiring, and helping scale the reach and impact of the world’s highest potential healing practices & products.

The Healing Company’s common stock is quoted for trading on the OTCQB under the symbol HLCO, and its investors and advisors include global wellbeing icon Dr. Deepak Chopra, MD, renowned investor and psychedelics entrepreneur Christian Angermayer, and Social Chain & Thirdweb founder and Dragons Den member Steven Bartlett. For more information, visit http://www.healingcompany.com.

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Forward-looking statements:

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financial requirements, business strategy, products and services, potential future financings, acquisition and scaling of future brands and or project and its anticipated financing plans, growth opportunities, plans and objectives of management for future operations, including statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company’ s best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements; foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes costs of goods; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which The Healing Company operates. There can be no assurance that The Healing Company will achieve the above stated brand acquisitions and scaling of those brands or the closing of any required financing. The reader should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by The Healing Company from time to time with the Securities and Exchange Commission.

Investor Relations:

Crescendo Communications, LLC

Tel: (212) 671-1020

Email: hlco@crescendo-ir.com

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